Exhibit 3.1

CERTIFICATE OF AMENDMENT
TO THE
CERTIFICATE OF INCORPORATION
OF
DIGITAL GENERATION SYSTEMS, INC.

Pursuant to the Section 242 of the Delaware General Corporation Law (the “DGCL”), DIGITAL GENERATION SYSTEMS, INC., a corporation organized and existing under and by virtue of the DGCL, has adopted the following Certificate of Amendment to its Certificate of Incorporation:

ARTICLE ONE

The name of the corporation is Digital Generation Systems, Inc. (the “Corporation”).

ARTICLE TWO

The following amendment (the “Amendment”) to the Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”) was duly adopted by resolution of the Board of Directors of the Corporation on January 13, 2006.  The Amendment was adopted by the stockholders of the Corporation at a meeting of the stockholders duly called and held on May 26, 2006.

ARTICLE THREE

The Amendment adds an ARTICLE TWELFTH to the Certificate of Incorporation.  The Amendment effects a one-for-ten share reverse stock split of the Corporation’s Common Stock.  Article Twelfth in its entirety reads as follows:

TWELFTH:           Each share of Common Stock outstanding prior to May 30, 2006, at 12:01 a.m., shall represent, as of May 30, 2006, at 12:01 a.m., one-tenth (1/10) of a share of Common Stock, such that the 74,219,000 shares of Common Stock outstanding prior to May 30, 2006, at 12:01 a.m., shall, as of May 30, 2006, at 12:01 a.m., be combined into 7,421,900 shares of Common Stock.

ARTICLE FOUR

No change in the par value of Common Stock or in the number of the Corporation’s authorized Common Stock is effected hereby.

[Remainder of the Page Intentionally Blank]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by its duly authorized officer this 26th day of May, 2006.

DIGITAL GENERATION SYSTEMS, INC.

By:	/s/ Omar A. Choucair
Omar A. Choucair
Chief Financial Officer